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                                                                     EXHIBIT 99C
                             NATEC RESOURCES, INC.
                 PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

PROFORMA STATEMENT OF OPERATIONS ADJUSTMENTS

(1) To reduce revenues and cost of sales of sodium bicarbonate sales under supply agreements which will be sold to North American Chemical Company ("NACC"). NaTec Resources, Inc. ("NaTec") has no material continuing liability to customers under such supply agreements.

(2) Includes only fixed overhead and administrative costs which will not be reduced as a result of the asset sale to NACC. All other costs related to the sale of sodium bicarbonate are included in "Cost of sales" in the Pro Forma Statement of Operations.

(3) To adjust for salaries and other costs associated with employees that would have been terminated as of January 1, 1994 if the transaction had occurred on that date.

(4) To reflect the asset sale contemplated by the Acquisition Agreement dated as of April 5, 1995 between NACC and NaTec (the "Acquisition Agreement") as if the transaction occurred as of January 1, 1994.

(5) To reduce imputed interest income on the non-interest bearing promissory note in the original principal amount of $8 million issued by NACC in 1992 upon NACC's purchase of 50% of NaTec's interest in White River Nahcolite Minerals Ltd. Liability Company, such note to be cancelled under the terms of the Acquisition Agreement.

(6) To reflect imputed interest income to be received by NaTec under the terms of the Acquisition Agreement on the $6 million promissory note issued by White River Nahcolite Minerals Ltd. Liability Company payable to NaTec Resources, Inc. and the $4 million promissory note issued by North American Chemical Company payable to NaTec Resources, Inc.

(7) To reflect the estimated loss on asset sale to NACC under the terms of the amended Acquisition Agreement.

(8) To reduce the adjustment resulting from the adoption of the liquidation basis of accounting for amounts related to the estimated loss on the asset sale to NACC.